U.S. SECURITIES AND
                               EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                   FORM 12B-25



                           NOTIFICATION OF LATE FILING


                                                      SEC File Number 33-26787-D
                                                        CUSIP Number 989865 10 0


             (Check One) [] Form 10-KSB   [] Form 20-F   [] Form 11-K
                         [X] Form 10-Q    [] Form N-SAR

                       For Period Ended  March 31, 2006
                                        -----------------

                  [  ]  Transition Report on Form 10-K
                  [  ]  Transition Report on Form 20-F
                  [  ]  Transition Report on Form 11-K
                  [  ]  Transition Report on Form 10-Q
                  [  ]  Transition Report on Form N-SAR

                   For the Transition Period Ended ___________

 [Read Instruction (on back page) Before Preparing Form. Please Print or Type ]
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable

PART I -- REGISTRANT INFORMATION

Zynex Medical Holdings, Inc
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Full Name of Registrant

Fox River Holdings Inc.
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Former Name if Applicable

8100 Southpark Way,  Suite A-9
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Addresses of Principal Executive Office

Littleton, CO  80120
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City, State and Zip Code

PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X]

               (a)  The reasons described in reasonable detail in Part III of
----                this form could not be eliminated without unreasonable
                    effort or expense;
 X
----           (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

----           (c)  The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached if applicable.

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



PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed in the prescribed period.

     Zynex Medical Holdings, Inc. (the "Company") and its accountants need additional time to finalize and analyze its financial statements and prepare Management's Discussion and Analysis of Financial Condition and Results of Operations.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

             Thomas Sandgaard                  (800)                495-6670
         ---------------------------        ------------      ------------------
                  (Name)                    Area Code         Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
     no, identify report(s).      Yes      [X]       No       [  ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion
     thereof?                     Yes      [ ]       No       [ X ]

         If so, attach an explanation of the anticipated change, both narratively and quantatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          Zynex Medical Holdings, Inc.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    May 15, 2006                          By:   /s/ Thomas Sandgaard
     ------------------                              ---------------------------
                                                     Thomas Sandgaard
                                                     Chief Executive Officer and
                                                     Chief Financial Officer

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